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                                                            EXHIBIT 99.02

November 20, 2000

Dear Shareholders:

Environmental Power Corporation (EPC) reported that for the three and nine months ended September 30, 2000, power generation revenues were $13,079,296 and $41,165,018, respectively, and net income was $903,168 (8 cents per share) and $2,032,140 (18 cents per share), respectively. For the corresponding three and nine months ended September 30, 1999, power generation revenues were $12,918,259 and $35,495,619, respectively, and net income was $767,724 (7 cents per share) and $214,712 (2 cents per share), respectively.

Our third quarter was both successful and uneventful which, of course, tend to go "hand in hand". Nine month revenues are favorable to last year by nearly $5.7 million. While $3.8 million of the increase is attributable to the settlement with Penelec for generation in prior years, we are pleased to report that nearly $1 million of the increase is attributable to improvements in electricity generation at Scrubgrass. Scrubgrass electricity generation continued the trend established earlier in 2000 with third quarter and year-to-date capacity factors of 94.2% and 89%, respectively. The year-to-date capacity factor increased by 1.3% over 1999. If fourth quarter capacity factors remain high, 2000 will have the second highest production, after 1996, in Scrubgrass's history.

Net income for the third quarter and nine month periods in 2000 also compared favorably with 1999. Clearly, the improvement in year-to-date net income was largely attributable to earnings from the Penelec settlement and the difference in proceeds, year to year, from sales of NOx credits. However, absent these non-recurring revenues, 2000 year-to-date net income improved by approximately $443,000 (4 cents per share) over 1999. While we are pleased with the overall performance of the power facility, we continue to experience noteworthy increases in our expenses. Certain increases, such as scheduled increases in base rents and scheduled rate escalations in operating agreements, were anticipated as a partial offset to the contracted rate increases in our power sales agreement. However, increasing interest rates, which are more difficult to control, continue to have a negative impact on our bottom line. As of September 30, 2000, Scrubgrass has outstanding borrowings of nearly $150 million which have variable interest rates. For each 1% increase in interest rates on these borrowings, we would realized a decrease in our earnings, net of the expected savings in taxes and additional rent, of approximately $420,000. As always, our results are difficult to understand without a more thorough analysis and we therefore encourage you to review our Third Quarter 10-Q for a more complete explanation of these and other changes in our net results.

During the third quarter, efforts accelerated to replace the letter of credit which is required for the Scrubgrass tax-exempt bond financing and which would otherwise expire at the end of this year. Progress to date is considerable, although much documentation and numerous approvals from the 13 banks which participate in this financing remain to be accomplished.


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Turning attention to our Sunnyside litigation, the only matter to report is the agreement among the parties as to the selection of a professional mediator and the scheduling of a non-binding mediation and settlement conference for December 19-20, 2000 in Chicago. We are, of course, hopeful that an accord can be reached but hasten to point out that we have no preliminary indications that our differences can be bridged.

Lastly, our efforts to obtain a suitable proposal for a sale of EPC or its holdings has continued to date. We have long recognized that our need for a tax-advantaged transaction limits potential acquirers; however, our investment banker is working diligently to fulfill our requirements. Further, we simultaneously continue to investigate other alternatives to a sale of EPC or its holdings. By year end, we hope to be able to report either definitive progress toward sale or new directions for EPC for the future.

Sincerely,

/s/ Donald A. Livingston                  /s/ Joseph E. Cresci
President and Chief Operating Officer     Chairman and Chief Executive Officer